                                                                      Exhibit 12

                            FIRST DATA CORPORATION
                                COMPUTATION  OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                             Years Ended December 31,
                                            -----------------------------------------------------------
                                              1997         1996        1995          1994         1993
                                            -------     ---------    --------      -------      -------
Earnings:
 Income before income taxes                 $ 706.4     $ 1,031.8    $ 167.6 (1)   $ 611.3      $ 497.1
 Interest expense                             116.5         110.3      106.4          52.4         46.4
 Other adjustments                             55.6          56.5       56.2          50.2         42.6
                                            -------     ---------    -------       -------      -------

Total earnings (a)                          $ 878.5     $ 1,198.6    $ 330.2       $ 713.9      $ 586.1
                                            =======     =========    =======       =======      =======

Fixed charges:
 Interest expense                             116.5     $   110.3    $ 106.4       $  52.4      $  46.4
 Other adjustments                             55.6          56.5       56.2          50.2         42.6
                                            -------     ---------    --------      -------      -------

Total fixed charges (b)                     $ 172.1     $   166.8    $ 162.6       $ 102.6      $  89.0
                                            =======     =========    =======       =======      =======

Ratio of earnings to
 fixed charges (a divided by b)                5.10          7.19       2.03          6.96         6.59

(1) Includes a merger, integration, and impairment charge of $645.7 million ($539.9 million loss after tax benefits) relating to the FFMC merger. The pro forma ratio of earnings to fixed charges without this charge would have been 6.00.



For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.